EXHIBIT 99.1

Sun Healthcare Group, Inc.
Announces 2008 Guidance;
Schedules Conference Call to
Announce 2007 Earnings

Contact: Investor Inquiries (505) 468-2341
Media Inquiries (505) 468-4582

                  Irvine, Calif. (Feb. 5, 2008) - Sun Healthcare Group, Inc. (NASDAQ GM: SUNH) today announced guidance for 2008 and affirmed its 2007 guidance that was announced on Oct. 31, 2007.

2008 Guidance

The table below represents full year 2008 guidance for Sun.

(Dollars in millions, except EPS)
	Low	High
Revenue	$ 1,840.0	$ 1,850.0

EBITDAR	$ 238.0	$ 242.0

EBITDA	$ 162.0	$ 166.0

Pre-tax earnings	$ 62.0	$ 66.0

Income from continuing operations	$ 37.2	$ 39.6

Diluted earnings per share	$ 0.85	$ 0.90

Diluted weighted average shares	44.0	44.0

EBITDAR margin	12.9%	13.1%

EBITDA margin	8.8%	9.0%

“Our focus on increasing higher acuity residents and infrastructure improvements will continue to drive our margins in 2008,” said Richard K. Matros, Sun’s chairman and chief executive officer. “The overall healthcare system benefits from the movement of higher acuity patients to a lower cost environment,” Matros continued.

“We continue to be pleased with the integration of Harborside Healthcare Corporation. We expect to realize projected 2007 synergies of $6 million and to achieve an additional $6 million to $9 million in synergies in 2008,” said Matros.

This 2008 guidance is based on the continuing operations of the company and assumes an effective income tax rate of approximately 40 percent.  This guidance also assumes, among other things, no additional acquisitions or dispositions, a continued stable Medicare reimbursement environment and no net changes in the Medicaid environment.

Capital expenditures, including maintenance capital expenditures for the facilities, IT capital expenditures and costs for currently planned build-outs of our Rehab Recovery Suites™ are expected to be in the range of $45 million to $50 million.

Conference Call

Sun invites investors to listen to a conference call with Sun’s senior management on Thursday, March 6, 2008, at 10 a.m. PT / 1 p.m. ET, to discuss the Company’s fourth-quarter and year-end earnings for 2007.

            To listen to the conference call, dial (877) 516-8526 and refer to Sun Healthcare Group. A recording of the call will be available from 4 p.m. ET on March 6, 2008, until midnight ET on March 13, 2008, by calling (800) 642-1687 and using access code 33305495.

About Sun Healthcare Group, Inc.

Sun Healthcare Group, Inc., with executive offices in Irvine, California, owns SunBridge Healthcare Corporation and other affiliated companies that operate long-term and postacute care centers in many states. In addition, the Sun Healthcare Group family of companies provides therapy through SunDance Rehabilitation Corporation, hospice services through SolAmor Hospice and medical staffing through CareerStaff Unlimited, Inc.

     Statements made regarding 2007 and 2008 guidance are not historical facts and are "forward-looking" statements (as defined in the Private Securities Litigation Reform Act of 1995) that involve risks and uncertainties and are subject to change at any time. Factors that could cause actual results to differ are identified in our public filings with the Securities and Exchange Commission and include changes in Medicare and Medicaid reimbursements; our ability to maintain the occupancy rates and payor mix at  our long-term care centers; potential liability for losses not covered by, or in excess of, our insurance; the effects of government regulations and investigations; our ability to generate cash flow sufficient to operate our business and pay interest on our indebtedness; our ability to integrate the operations of Harborside Healthcare Corporation; increasing labor costs and the shortage of qualified healthcare personnel; and our ability to receive increases in reimbursement rates from government payors to cover increased costs. More information on factors that could affect our business and financial results is included in our public filings made with the Securities and Exchange Commission, including our Annual Report on Form 10-K/A and Quarterly Reports on Forms 10-Q/A and 10-Q, copies of which are available on Sun’s web site, www.sunh.com.
     The forward-looking statements involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond our control. We caution investors that any forward-looking statements made by Sun are not guarantees of future performance. We disclaim any obligation to update any such factors or to announce publicly the results of any revisions to any of the forward-looking statements to reflect future events or developments.
     EBITDA and EBITDAR as used in this press release are non-GAAP financial measures. EBITDA is defined as earnings before income (loss) on discontinued operations, income taxes, loss (gain) on sale of assets, net, interest, net, depreciation and amortization.   EBITDAR is defined as EBITDA before facility rent expense.  EBITDA and EBITDAR are used by management to evaluate financial performance and resource allocation for each entity within the operating units and for Sun as a whole.  EBITDA and EBITDAR are commonly used as analytical indicators within the healthcare industry and also serve as measures of leverage capacity and debt service ability. EBITDA and EBITDAR should not be considered as measures of financial performance under generally accepted accounting principles.  As the items excluded from EBITDA and EBITDAR are significant components in understanding and assessing financial performance, EBITDA and EBITDAR should not be considered in isolation or as alternatives to net income (loss), cash flows generated by or used in operating, investing or financing activities or other financial statement data presented in the consolidated financial statements as indicators of financial performance or liquidity.  Because EBITDA and EBITDAR are not measurements determined in accordance with generally accepted accounting principles in the United States and are thus susceptible to varying calculations, EBITDA and EBITDAR as presented may not be comparable to other similarly titled measures of other companies.
     Any documents filed by Sun with the SEC may be obtained free of charge at the SEC’s web site at www.sec.gov.In addition, investors and stockholders of Sun may obtain free copies of the documents filed with the SEC by contacting Sun’s investor relations department at (505) 468-2341 (TDD users, please call (505) 468-4458) or by sending a written request to Investor Relations, Sun Healthcare Group, Inc. 101 Sun Avenue N.E., Albuquerque, N.M. 87109. You may also read and copy any reports, statements and other information filed by Sun with the SEC at the SEC public reference room at Room 1580, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at (800) SEC-0330 or visit the SEC’s web site for further information.